Exhibit 10.1

AMENDMENT NUMBER TWO TO CREDIT AGREEMENT AND WAIVER

This AMENDMENT NUMBER TWO TO CREDIT AGREEMENT AND WAIVER (this “Amendment”), dated as June 24, 2022, is entered into by and between WINC, INC., a Delaware corporation, doing business in California as CLUB W, INC. (“Parent”), and BWSC, LLC, a California limited liability company (“BWSC”) (Parent and BWSC are sometimes collectively referred to herein as “Borrowers” and each individually as a “Borrower”), and BANC OF CALIFORNIA, N.A., as successor-by-merger to PACIFIC MERCANTILE BANK (“Bank”), with reference to the following facts:

A. Borrowers and Pacific Mercantile Bank previously entered into that certain Credit Agreement, dated as of December 15, 2020, as amended by that certain Amendment Number One to Credit Agreement, dated as of March 25, 2022 (as so amended, the “Agreement”).

B. Borrowers and Bank desire to further amend the Agreement and Bank desires to waive certain provisions of the Agreement, subject to the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the foregoing, Bank and Borrowers hereby agree as follows:

1.
Defined Terms. All initially capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.
2.
Limited Waiver. Bank hereby waives Parent’s requirement to comply with Sections 5.3(b) and 5.3(c) of the Agreement for the Fiscal Month ended May 31, 2022 (the “Limited Waivers”). This waiver does not constitute a waiver of any other term or provision of the Agreement or any related document, nor an agreement to waive in the future these covenants or any other term or provision of the Agreement or any related document.
3.
Amendments to Credit Agreement. The terms of the Agreement are amended as follows:
(a)
Amendment to Summary of Credit Terms – Revolving Credit Commitment – Revolving Credit Commitment of the Summary of Credit Terms set forth in the Agreement is hereby amended in its entirety as follows:

Section 1.1 – Revolving Credit Commitment	For the Period Beginning:	Revolving Credit Commitment Amount:
	July 1, 2022	$6,500,000
	August 1, 2022	$5,500,000
	September 1, 2022	$4,500,000
	October 1, 2022	$3,500,000
	November 1, 2022	$2,500,000
	December 30, 2022	$0

(b)
Amendment to Summary of Credit Terms – Maturity Date. Revolving Loans Maturity Date of the Summary of Credit Terms set forth in the Agreement is hereby amended in its entirety as follows:

Section 1.1 – Revolving Loans Maturity Date	December 31, 2022

(c)
Amendment to Revolving Loan Overadvance. Section 1.1(c) of the Agreement is hereby amended in its entirety as follows:

(c) if, at any time or for any reason, the amount of Revolving Loans outstanding plus the Letter of Credit Usage exceeds the lesser of (i) the Borrowing Base, or (ii) the Revolving Credit Commitment (an “Overadvance”), Borrowers shall promptly, but in any event within 1 Business Day pay to Bank, in cash, the amount of such Overadvance to be used by Bank to repay outstanding Revolving Loans.

(d)
Addition of Index Cessation. Section 1.6 of the Agreement is hereby amended in its entirety as follows:

1.6 Index Cessation.

(a) If at any time Bank reasonably believes or reasonably determines that (i) the pre-replacement interest-rate index applicable to the Loans (such pre-replacement index or replacement index, the “Index”) has been or will imminently be discontinued for any reason, (ii) the pre-replacement Index will not adequately and fairly reflect the cost to Bank of maintaining or funding loans based on the pre-replacement Index, (iii) the pre-replacement Index is not widely used as a benchmark Index or is no longer an industry-accepted reference rate for similarly situated loans to the Loans, (iv) adequate and fair means do not exist for Bank to ascertain the pre-replacement Index or the pre-replacement Index is no longer being published by a reliable source reasonably available to and used by Bank, (v) regulatory changes (meaning a change in any applicable law, treaty, rule, regulation or guideline, or the interpretation or administration thereof, by the administrator of the relevant benchmark or its regulatory supervisor, any governmental authority, central bank or other fiscal, monetary or other authority having jurisdiction over Bank or its lending office) make it unlawful or commercially unreasonable for the Bank to use the pre-replacement Index as the Index for purposes of determining the interest rate or (vi) the administrator of the pre-replacement Index or a governmental authority having jurisdiction over Bank has made a public statement identifying a specific date after which the pre-replacement Index shall no longer be used for determining interest rates for loans, then Bank shall use reasonable efforts to select a replacement Index that Bank in good faith believes is a practical means of preserving the parties’ intent relative to the economics of the pre-replacement Index.

(b) In the event that Bank determines a replacement Index, which determination shall be conclusive, in order to account for the relationship of the replacement Index to the pre-replacement Index, Bank shall also determine, which determination shall be conclusive, any change necessary to the percentage points (“Margin”) to be added or subtracted to the replacement Index necessary to ensure that the replacement method will measure interest rates in a manner similar to the pre-replacement Index, and for the avoidance of doubt, any such change to the Margin shall not reduce the interest rate in effect as of the date of such Index replacement.

(c) In selecting such replacement Index and Margin, Bank may give due consideration to (i) the recommendation of a replacement Index or Margin adjustment, or method of calculating or determining such replacement Index or Margin by the regulatory entities with jurisdiction over Bank or a committee officially endorsed or convened by the regulatory entities, (ii) any evolving or industry-accepted means for determining an Index and Margin, or method of calculating or determining such Index and Margin, for the replacement of the Index and Margin with the replacement Index and Margin, (iii) the then prevailing market convention for determining an Index rate of interest for commercial loans that are comparable to Bank’s commercial loans at that time, and (iv) a similar rate Index from other sources deemed to be reasonably reliable by and available to Bank.

(d) To the extent a replacement Index and Margin are so designated, the replacement Index and Margin shall be applied in a manner consistent with market practice; and, to the extent such market practice is not administratively feasible for Bank, such replacement Index and Margin shall be applied in a manner as otherwise reasonably determined by Bank.

(e) Reasonably promptly after such determination by Bank, Bank may, by notice to Borrower, amend the Loans (without the need for any action or consent by Borrower) (i) to replace the Index with the replacement Index selected, (ii) amend the Margin to be added to the Index, and (iii) state the date upon which the replacement Index and Margin shall be effective. Upon the operative date, the replacement Index and Margin shall then be deemed the Index and Margin for all purposes of this Note. To the extent practicable, the interest rate based on the replacement Index plus or subtract the Margin, as it may be adjusted, will be substantially equivalent to the interest rate plus or subtract the Margin previously in effect as of the date of the replacement of the Index and Margin.

(f) Borrower understands that Bank may make loans to other borrowers based on other rates as well. A different replacement Index and Margin may be selected for different types of loans and transactions. Borrower acknowledges that the discontinuation of pre-replacement Index is a future event over which neither Bank nor Borrower has influence but which will necessarily affect such Index and Margin. Borrower acknowledges that the interest rate resulting from replacement Index and Margin will differ from pre-replacement Index and Margin.

(g) Borrower agrees that Bank shall not be liable in any manner for its selection and implementation of a replacement Index and Margin, provided that Bank makes such selection in good faith and implementation consistent with market practice, or if not feasible, as reasonably determined by Bank.

(h) The replacement Index and Margin shall remain in effect from the effective date set forth in such notice until the maturity date, unless such an instance occurs where the replacement Index is no longer available, then the same process described in this section shall apply.

(e)
Amendment to Letters of Credit. Section 2.1(a)(iii) of the Agreement is hereby amended in its entirety as follows:

(iii) The Letter of Credit may not have an expiry date or draw period which extends beyond November 16, 2023; and

(f)
Amendment to Financial Reporting Covenants. Section 5.3(b) and (c) of the Agreement are hereby amended in their entirety as follows:

(b) as soon as available but not later than 30 days after the end of each Fiscal Month, a Consolidating and Consolidated internally prepared Financial Statement for Parent and its Subsidiaries which shall include Parent’s and its Subsidiaries' Consolidating and Consolidated balance sheet as of the close of such period, and Parent’s and its Subsidiaries' Consolidating and Consolidated statement of income and retained earnings and statement of cash flow for such period, all in reasonable detail, certified by the Chief Financial Officer of each Corporate Loan Party, to the best of his or her Knowledge after due and diligent inquiry, as being complete and correct and fairly presenting in all material respects Parent’s and its Subsidiaries' financial condition and results of operations for such period, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(c) concurrent with the Financial Statements required under Sections 5.3(b), (e), and (j), a Compliance Certificate from the Chief Financial Officer of Parent, stating, among other things, that he or she has reviewed the provisions of the Loan Documents and that, to the best of his or her Knowledge after due and diligent inquiry there exists no Event of Default or Default, and containing the calculations and other details necessary to demonstrate compliance with Section 6.15;

(g)
Additions to Financial Reporting Covenants. Sections 5.3(j) and 5.3(k) are hereby added to the Agreement immediately following Section 5.3(i) as follows:

(j) as soon as available but not later than 45 days after the end of each Fiscal Quarter, (i) a Consolidating and Consolidated internally prepared Financial Statement for Parent and its Subsidiaries which shall include Parent’s and its Subsidiaries' Consolidating and Consolidated balance sheet as of the close of such period, and Parent’s and its Subsidiaries' Consolidating and Consolidated statement of income and retained earnings and statement of cash flow for such period and year to date, in each case setting forth in comparative form, as applicable, the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by the Chief Financial Officer of each Corporate Loan Party, to the best of his or her Knowledge after due and diligent inquiry, as being complete and correct and fairly presenting in all material respects Parent’s and its Subsidiaries' financial condition and results of operations for such period, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, (ii) a management prepared narrative discussion, in reasonable detail, signed by the Chief Financial Officer of Parent, describing the operations and financial condition of Parent and its Subsidiaries for the Fiscal Quarter and the portion of the Fiscal Year then ended, (iii) a detailed listing of all contingent liabilities incurred by any of the Corporate Loan Parties, and (iv) an updated listing of all rights each Corporate Loan Party has obtained to any new patentable inventions, trademarks, servicemarks, copyrightable works or other new Intellectual Property; and

(k) promptly after the filing thereof with the United States Securities and Exchange Commission (the “SEC”), copies of each Form 10-Q quarterly report, Form 10-K annual report, Form 8-K current report, and any other filings made by Borrowers with the SEC.

(h)
Amendment to Section 8.1(a)(ii). Section 8.1(a)(ii) of the Agreement is hereby amended in its entirety as follows:

(ii) if to Bank, to:

Banc of California, N.A.

3 MacArthur Place

Santa Ana, CA 92707

Attn: Michael Baranowski

Telephone: 213-338-8638

Email: Michael.Baranowski@bancofcal.com

With a copy to:

legal@bancofcal.com

(i)
Addition of Fiscal Quarter Definition. The defined term “Fiscal Quarter” is hereby added, in alphabetical order, to Section 1.1 of Annex 1 to the Agreement as follows:

“Fiscal Quarter” means any of the quarterly accounting periods of Borrowers.

(j)
Amendment of Prime Rate Definition. The defined term “Prime Rate” is hereby amended in its entirety as follows:

“Prime Rate” means that variable interest rate which is subject to change from time to time based upon changes in the independent index which is the Prime Rate as published in the Money Rates Section of the Western Edition of the Wall Street Journal. The Prime Rate is not necessarily the lowest rate charged by Bank on its commercial loans. Borrowers understand that Bank may make loans based upon other rates and indexes as well. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

4.
Waiver of Commitment Fee. Bank hereby waives the Revolving Credit Commitment Fee which shall be due and payable on December 15, 2022.
5.
Deferred Extension Fee. Borrowers shall pay Bank a deferred extension fee in the amount of $100,000 (the “Deferred Extension Fee”), which shall be in addition to all other fees. This Deferred Extension Fee shall be fully earned upon the execution date of this Amendment, but payable on the earlier of (i) the date the Revolving Loans are paid off in full, and (ii) December 30, 2022.
6.
Authorization for Additional Collateral Examination. Bank has advised Borrowers that Bank shall be conducting collateral audit. Borrowers agree to reimburse Bank for all standard and customary audit fees and Expenses incurred by Bank in connection with the collateral audit and that the collateral audit will not be subject to the limitation in Section 5.2(b) of the Agreement as to the number of collateral audits for which Borrowers are responsible for reimbursing Bank.
7.
Conditions Precedent to Effectiveness of Amendment. The effectiveness of this Amendment is subject to and contingent upon the fulfillment of each and every one of the following conditions to the satisfaction of Bank:
(a)
Bank shall have received this Amendment, duly executed by Borrowers;
(b)
Bank shall have received a resolution and incumbency certificate for, and duly executed by, each Borrower;
(c)
no Event of Default or Default shall exist; and
(d)
all of the representations and warranties set forth herein and in the Agreement shall be true, complete and accurate as of the date hereof.
8.
Condition Subsequent. As an express condition to Bank entering into this Amendment the following condition shall be satisfied, in form and substance acceptable to Bank, on or before November 16, 2022 Borrowers shall either (i) cause that certain Standby Letter of Credit bearing an issuance number 100130843 (the “Letter of Credit”) to be returned to Bank marked cancelled, or (ii) Bank shall receive cash collateral equal to at least 103% of the original face amount of the Letter of Credit, together with such cash pledge and/or blocked account agreement in respect of such collateral as Bank may require. In the event Borrowers cash collateralize the Letter of Credit, Borrowers agree to execute and to cause the beneficiary under the Letter of Credit to execute any documentation required by Bank to terminate the automatic renewal feature of the Letter of Credit.
9.
Representations and Warranties. In order to induce Bank to enter into this Amendment, Borrowers hereby represents and warrants to Bank that:
(a)
after giving effect to the Limited Waivers, no Event of Default or Default exists;
(b)
all of the representations and warranties set forth herein and in the Agreement are true, complete and accurate; and

(c)
This Amendment has been duly executed and delivered by Borrowers, and the Agreement continues to constitute the legal, valid and binding agreements and obligations of Borrowers, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, and similar laws and equitable principles affecting the enforcement of creditors’ rights generally.
10.
Electronic Banking Services. Borrowers may use electronic or online banking services offered by or through Bank (“Electronic Banking Services”) to make a regular payment to Borrowers’ loan(s) by transferring the payment amount from Borrowers’ checking or savings account to the balance of Borrowers’ loan(s). Borrowers can also use Electronic Banking Services to view their account balances. Use of Electronic Banking Services is subject to the terms and conditions of the online banking agreement and/or the treasury management services agreement between Borrowers and Bank.
11.
Automated Clearing House. Borrowers acknowledge that Bank shall require Borrowers to maintain an Automated Clearing House (“ACH”), auto pay account established with Bank that will be pre-authorized by Borrowers to permit Bank to debit Borrowers’ account for the payment of all amounts that become due on the Note.
12.
Third Party Fees. Borrowers hereby authorize Bank to automatically, without notice or consent of Borrowers, debit any account maintained by Borrowers and apply such amounts to the payment of any outstanding third party fees, including reasonable attorney’s fees and costs incurred by the Bank, in connection with the Loans.
13.
Counterparts; Electronic Execution. This Amendment may be executed in counterparts, each of which will be deemed to be an original, but all of which together will be deemed to be one and the same instrument. The exchange of copies of this Amendment and of executed signature pages by facsimile transmission or by electronic mail in “portable document format” (“.pdf”), or by a combination of such means, will constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of an original Amendment for all purposes. Bank may also execute this Amendment by electronic signature, whether digital or encrypted, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic signature” shall include DocuSign signature, faxed or emailed versions of an original signature or electronically scanned and transmitted versions of an original signature.
14.
Integration. The Agreement as amended by this Amendment constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof, and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof.
15.
No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default, whether or not known to Bank and whether or not existing on the date of this Amendment, after giving effect to the Limited Waivers. Nothing in this Amendment, any correspondence, any oral communications between Bank and Borrowers, or the making of any Loans or the issuance of any Letters of Credit, should be construed to be a waiver, modification or release of any breach, default or Event of Default, whether now existing or hereafter arising, after giving effect to the Limited Waivers, or any of Bank’s rights and remedies under the Agreement, the Loan Documents, and applicable law. Bank’s forbearance does not constitute a course of dealing or a course of conduct.
16.
Costs and Expenses. Without limiting the provisions of the Agreement, Borrowers shall reimburse Bank for all of the reasonable and documented costs, fees and expenses (including without limitation attorneys’ fees) which Bank has incurred or hereafter incurs in connection with the negotiation, drafting or enforcement of this Amendment, or otherwise in connection with this Amendment or the other Loan Documents, whether or not there is any litigation between the parties hereto
17.
Release.
(a)
Each Borrower hereby absolutely and unconditionally releases and forever discharges Bank, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown. Each Borrowers certifies that it has read the following provisions of California Civil Code Section 1542:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

(b)
Each Borrower understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if it should eventually suffer additional damages arising out of the facts referred to above, it will not be able to make any claim for those damages. Furthermore, each Borrower acknowledges that it intends these consequences even as to claims for damages that may exist as of the date of this release but which it does not know exist, and which, if known, would materially affect its decision to execute this Amendment, regardless of whether its lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.
18.
Reaffirmation of the Agreement. The Agreement as amended hereby remains in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first hereinabove written.

WINC, INC., a Delaware corporation By: /s/ Brian Smith Name: Brian Smith Title: President

BWSC, LLC, a California limited liability company By: Winc, Inc., its sole member By: /s/ Brian Smith Name: Brian Smith Title: President

BANC OF CALIFORNIA, N.A. By: /s/ Michael Baranowski Name: Michael Baranowski Title: Vice President

Amendment Number Two to Credit Agreement and Waiver